Exhibit 99.1

WorldHeart Announces Tenth Levacor™ VAD Implant in US BTT Study

SALT LAKE CITY, UT -August  3, 2010 (GlobeNewswire via COMTEX) --World Heart Corporation (WorldHeart) (Nasdaq:WHRT), a developer of mechanical circulatory support systems, announced today that the tenth implant of the Levacor™ Venticular Assist Device (VAD) was performed in the Bridge-to-Transplant (BTT) clinical study.

Mr. J. Alex Martin, WorldHeart's President and Chief Executive Officer noted, "We are pleased to reach this level of initial clinical experience with Levacor VADs . To date there has been 2.5 years of cumulative VAD support .”

About the Levacor VAD and World Heart Corporation
The Levacor VAD is the only fully magnetically levitated, bearingless, implantable centrifugal pump to move into clinical trial. By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD's only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah with additional facilities in Oakland, California, USA. WorldHeart's registered office is in Delaware, USA.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart's BTT clinical study of the Levacor VAD, including those related to the implants of the Levacor VADs, level of WorldHeart’s clinical experience, and the progress of WorldHeart's clinical development program. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the clinical trials of the Levacor VAD; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart's products; and other risks detailed in WorldHeart's filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

This news release was distributed by GlobeNewswire, www.globenewswire.com

CONTACT: World Heart Corporation
Mr. Morgan Brown
+1-801-303-4361
www.worldheart.com